                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant  [X]

Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary proxy statement         [ ]  Confidential, for use of the
[X]  Definitive proxy statement               Commission only (as permitted by
[ ]  Definitive additional materials          Rule 14a-6(e)(2))
[ ]  Soliciting material pursuant to Rule 14a-11(C)or Rule 14a-12


                                PHOTRONICS, INC.
        -----------------------------------------------------------------
                (Name of Registrant as specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person[s] Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

     (1) Title of each class of securities to which transaction applies:

     ---------------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:

     ---------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.):

     ---------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

     ---------------------------------------------------------------------------
     (5) Total fee paid:

     ---------------------------------------------------------------------------
[ ]  Fee paid previously with preliminary materials.

     ---------------------------------------------------------------------------
[ ]  Check box if any part of the fee is offset as provided by Exchange Act
     Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

     ---------------------------------------------------------------------------
     (2) Form, schedule or registration statement number:

     ---------------------------------------------------------------------------
     (3) Filing party:

     ---------------------------------------------------------------------------
     (4) Date filed:

     ---------------------------------------------------------------------------

                               PHOTRONICS, INC.
                           1061 East Indiantown Road
                            Jupiter, Florida 33477
                                 (561) 745-1222


                             ---------------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON MARCH 20, 2002

                             ---------------------

TO THE SHAREHOLDERS OF PHOTRONICS, INC.


     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Photronics, Inc. will be held in the Soho Complex-7th Floor at the Marriott Marquis-Time Square, 1535 Broadway, New York, NY 10036 on March 20, 2002, at 12:00 p.m. local time, for the following purposes:


   1)  To elect five (5) members of the Board of Directors;


   2) To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 75,000,000 to 150,000,000;


   3) To approve an amendment to the Photronics, Inc. 2000 Stock Plan to increase the authorized number of shares of Common Stock available for issuance from 1,000,000 to 2,500,000; and


   4) To transact such other business as may properly come before the meeting or any adjournments thereof.


     The Board of Directors has fixed February 12, 2002 as the record date for determining the holders of common stock entitled to notice of and to vote at the meeting.


     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.



                                     By Order of the Board of Directors



                                     James A. Eder
                                     Secretary




February 20, 2002

                               PHOTRONICS, INC.
                           1061 East Indiantown Road
                            Jupiter, Florida 33477
                                (561) 745-1222

                             ---------------------
                                PROXY STATEMENT
                             ---------------------

                    For the Annual Meeting of Shareholders
                          to be held on March 20, 2002


                              GENERAL INFORMATION

     The enclosed proxy is solicited by the Board of Directors (the "Board" or "Board of Directors") of Photronics, Inc. (the "Company"), to be voted at the Annual Meeting of Shareholders to be held on March 20, 2002, at 12:00 p.m. local time in the Soho Complex-7th Floor at the Marriott Marquis-Time Square, 1535 Broadway, New York, NY 10036, or any adjournments or postponements thereof (the "Annual Meeting"). This proxy statement and the enclosed proxy card are first being sent or given to shareholders on or about February 20, 2002.


Voting by Proxy

     The persons named as proxies on the accompanying proxy card have informed the Company of their intention, if no contrary instructions are given, to vote the shares of the Company's common stock ("Common Stock") represented by such proxies "FOR" Proposals 1, 2 and 3, and in accordance with their best judgment on any other matters which may come before the Annual Meeting. The Board of Directors does not know of any business to be brought before the Annual Meeting other than as set forth in the notice.

     Any shareholder who executes and delivers a proxy may revoke it at any time prior to its use upon (a) receipt by the Secretary of the Company of written notice of such revocation; (b) receipt by the Secretary of the Company of a properly executed proxy bearing a later date; or (c) appearance by the shareholder at the Annual Meeting and his or her request to revoke the proxy. Any such notice or proxy should be sent to Photronics, Inc., 1061 East Indiantown Road, Jupiter, Florida 33477, Attention: Secretary. Appearance at the Annual Meeting without a request to revoke a proxy will not revoke a previously executed and delivered proxy.


Quorum; Required Votes

     Only shareholders of record at the close of business on February 12, 2002 are entitled to notice of and to vote at the Annual Meeting. As of February 12, 2002, there were 30,373,076 shares of Common Stock issued and outstanding, each of which is entitled to one vote. At the Annual Meeting, the presence in person or by proxy of the holders of a majority of the total number of shares of outstanding Common Stock will be necessary to constitute a quorum. Assuming a quorum is present, the matters to come before the Annual Meeting that are listed in the Notice of Meeting require the following votes to be approved: (1) Proposal 1 (election of directors) -- a plurality of the votes cast by the shareholders entitled to vote at the Annual Meeting: (2) Proposal 2 (amendment to the Company's Certificate of Incorporation) -- the affirmative vote of a majority of the Common Stock entitled to vote at the Annual Meeting: (3) Proposal 3 (amendment to the Photronics, Inc. 2000 Stock Plan) -- the affirmative vote of a majority of those shares of Common Stock, present in person or by proxy and voting at the Annual Meeting. Abstentions will be considered as present but will not be considered as votes in favor of any matter; broker non-votes will not be considered as present for the matter as to which the shares are not voted.

               OWNERSHIP OF COMMON STOCK BY DIRECTORS, NOMINEES,
                     OFFICERS AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth certain information on the beneficial ownership of the Company's Common Stock as of February 12, 2002, by (i) beneficial owners of more than five percent of the Common Stock, (ii) each director, (iii) each nominee for election as a director, (iv) each executive officer named in the summary compensation table set forth below, and (v) all directors and executive officers of the Company as a group.


                                                                 Amount and Nature of      Percentage
Name and Address of Beneficial Owner                           Beneficial Ownership(1)      of Class
-----------------------------------------------------------   -------------------------   -----------
Robert J. Bollo ...........................................              96,417(2)               *
Daniel Del Rosario ........................................              31,097(2)               *
Paul Fego .................................................              31,291(2)               *
Walter M. Fiederowicz .....................................              48,730(2)(3)            *
Joseph A. Fiorita, Jr. ....................................              63,150(2)(4)            *
James L. Mac Donald .......................................             601,948(2)             2.0
Constantine S. Macricostas ................................           2,734,074(2)(5)          9.0
Willem D. Maris ...........................................              11,500(2)               *
Michael J. Yomazzo ........................................             323,634(2)(6)          1.1
Macricostas Partners, L.P. ................................           2,280,000                7.5
 1122 Bel Air
 Allen, Texas 75013
High Rock Capital LLC .....................................           1,898,780(7)             6.3
High Rock Asset Management LLC
 28 State Street
 18th Floor
 Boston, MA 02109
Directors and Executive Officers as a group (13 persons) ..           4,003,722(8)            13.2

----------
*     Less than 1%

(1) Except as otherwise indicated, the named person has the sole voting and investment power with respect to the shares of Common Stock set forth opposite such person's name.

(2) Includes shares of Common Stock subject to stock options exercisable as of February 12, 2002 (or within 60 days thereof) as follows: Mr. Bollo 95,625; Mr. Del Rosario 30,250; Mr. Fego 30,875; Mr. Fiederowicz 16,250; Mr. Fiorita 40,250; Mr. Mac Donald 218,436; Mr. Macricostas 122,000; Mr. Maris 2,500; and Mr. Yomazzo 178,000. Also includes shares subject to forfeiture under restricted stock award grants as follows: Mr. Fiederowicz 3,000, Mr. Maris 3,000, Mr. Fiorita 3,000 and Mr. Yomazzo 3,000.

(3) Includes 10,500 shares owned by the wife of Mr. Fiederowicz as to which shares he disclaims beneficial ownership.

(4) Includes 300 shares owned by the wife of Mr. Fiorita, as to which shares he disclaims beneficial ownership.

(5) Includes 34,000 shares held by the wife of Mr. Macricostas as to which shares he disclaims beneficial ownership. Also includes 2,280,000 shares owned by Macricostas Partners, L.P., of which Mr. Macricostas is a limited partner and 50,618 shares owned by the corporate general partner of such partnership of which Mr. Macricostas is President, a director and a significant shareholder. Mr. Macricostas disclaims beneficial ownership of those shares not represented by his ownership interests.

(6) Includes 46,000 shares held by a trust for the benefit of Mr. Yomazzo's wife as to which shares Mr. Yomazzo disclaims beneficial ownership. Also includes 86,000 shares owned by Yomazzo Associates Limited Partnership of which Mr. Yomazzo is a general partner and a limited partner. Mr. Yomazzo disclaims beneficial ownership of those shares not represented by his ownership interests.

7) According to a Schedule 13G dated February 12, 2001, High Rock Capital LLC ("HRC") and High Rock Asset Management LLC ("HRAM") reported that HRAM has sole voting and dispositive power over 178,890 shares of Common Stock and HRC has sole voting power over 1,418,700 and sole dispositive power over 1,719,800 shares of Common Stock.

8)  Includes the shares listed in notes (2), (3), (4), (5), and (6) above.


                                   PROPOSAL 1
                             ELECTION OF DIRECTORS

     A board of five directors is to be elected at the Annual Meeting to serve until the 2003 annual meeting of shareholders and until their successors are elected and qualified. The names of, and certain information with respect to, the nominees for election as directors are set forth below.

     If, for any reason, any of the nominees shall become unable to stand for election, the individuals named in the enclosed proxy may exercise their discretion to vote for any substitutes chosen by the Board of Directors, unless the Board of Directors should decide to reduce the number of directors to be elected at the Annual Meeting. The Company has no reason to believe that any nominee will be unable to serve as a director.


The Board of Directors recommends a vote "FOR" the election of each of the following nominees:

Nominees:




                                       Director
Name and (Age)                          Since      Position with the Company
--------------                         --------    -------------------------
Walter M. Fiederowicz ..............   1984        Director
 (55 years)

Joseph A. Fiorita, Jr. .............   1987        Director
 (57 years)

Constantine S. Macricostas .........   1974        Chief Executive Officer,
 (66 years)                                        Chairman of the Board
                                                   and President
Willem D. Maris ....................   2000        Director
 (62 years)

Michael J. Yomazzo .................   1977        Director
 (59 years)

     In addition to the information set forth in the table above, the following provides certain information about each director and nominee for election, including his principal occupation for at least the past five years.

     Walter M. Fiederowicz has been a private investor and consultant since August 1997. From April 1997 until August 1997, he served as the President and Chief Executive Officer of WorldCorp., Inc., the holding company of World Airways, Inc., a provider of long-range passenger and cargo air transportation services to major airlines, and of InteliData Technologies Corporation, a provider of caller identification based telecommunications devices, smart telephones and on-line electronics information services. Mr. Fiederowicz served as Chairman of Colonial Data Technologies Corp., a distributor of telecommunications equipment which subsequently merged into InteliData Technologies Corporation, from August 1994 to March 1996. He currently serves as Chairman of the Board of Meacock Capital, plc, an investment vehicle for the Lloyd's insurance market. He also is Chairman of the Board of Heritage Underwriting Agency, plc, the holding company of the Lloyd's insurance underwriter and serves as a director of First Albany Companies, Inc., the parent of a broker-dealer. Mr. Fiederowicz is a member of the Audit, Compensation and Executive Committees.

     Joseph A. Fiorita is a partner in Fiorita, Kornhaas and Van Houten, P.C., an independent certified public accounting firm located in Danbury, Connecticut. Mr. Fiorita is Chairman of the Audit Committee and a member of the Nominating and Compensation Committees.

     Constantine S. Macricostas is the Chief Executive Officer and Chairman of the Company. In January 2002, he temporarily assumed the position of President upon the retirement of James L. Mac Donald. From August 1997 to June 2000 he was the Chairman of the Board of the Company, and also served as Chief Executive Officer of the Company from 1974 until August 1997. Mr. Macricostas is Chairman of the Executive Committee. Mr. Macricostas is a director of RagingWire Telecommunications, Inc.

     Willem D. Maris served as the President and Chief Executive Officer of ASM Lithography Holding N.V. from June 1990 until his retirement in January 2000. Headquartered in the Netherlands, ASML develops, manufactures, markets and services advanced lithography projection systems for the fabrication of integrated circuits. He is a director of FSI International, Inc. and Chairman of the Supervisory Board of BE Semiconductor Industries N.V. Mr. Maris is a member of the Audit, the Nominating and the Strategic Alliance & Planning Committees.

     Michael J. Yomazzo retired as an employee of the Company in January, 2001. Prior to that date he was the Vice Chairman of the Company since January 1, 1999. He served as Chief Executive Officer of the Company from August 1997 until December 31, 1998 and as President from January 1994 until December 31, 1998. From November 1990 until January 1994, he served as Executive Vice President and from July 1989 until November 1990, he served as Senior Vice President-Finance and Planning. Mr. Yomazzo is a director of WaveCrest Corporation and ATMI, Inc. Mr. Yomazzo is a member of the Executive, the Nominating and the Strategic Alliance & Planning Committees.


                     MEETINGS AND COMMITTEES OF THE BOARD

     The Board of Directors met seven (7) times during the 2001 fiscal year. During fiscal 2001, each director attended at least 75% of the total number of meetings of the Board of Directors and of all committees of the Board on which such director served.

     The Company's Board of Directors has Audit, Executive, Compensation, Nominating and Strategic Alliance & Planning Committees. Membership of the Audit, Compensation and Nominating Committees is comprised of non-employee directors.

     The Audit Committee's functions include recommending to the Board of Directors the engagement of the Company's independent certified public accountants, reviewing with such accountants the plan for and results of their auditing engagement and the independence of such accountants. All members of this Committee are non-employee directors. The Audit Committee held five (5) meetings during the 2001 fiscal year.

     The Compensation Committee's functions include establishing compensation, policies and programs for the executive officers of the Company and administration of the Company's stock plans. The Compensation Committee held four (4) meetings during the 2001 fiscal year.

     The Executive Committee, with certain exceptions, may exercise all of the authority of the Board between regular meetings of the entire Board. The Executive Committee met one (1) time during this past fiscal year. In addition, this Committee met informally with senior management throughout the year.

     The Strategic Alliance & Planning Committee reviews and provides recommendations to the entire Board on various matters relating to strategic alliances and long-range planning for the Company's business. This Committee held one (1) meeting during the past fiscal year.

     The Nominating Committee reviews the qualifications of future Board members and recommends nominations to the Board. The Nominating Committee will consider nominations for future election to the Board, and shareholders may submit in writing the names and qualifications of proposed nominees to the Secretary of the Company. This Committee was established in February 2002, and accordingly, did not meet in the past fiscal year.

                             AUDIT COMMITTEE REPORT

     The Audit Committee is composed of three directors, each of whom is independent as defined by the listing standards of the National Association of Securities Dealers, Inc.


     For the fiscal year ended October 31, 2001, the Audit Committee reviewed and discussed the audited financial statements with management, discussed with the independent auditors the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards) and received the written disclosures and a letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with the independent accountants the independence of the independent accountants. Based on the foregoing meetings, reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements for fiscal 2001 be included in the Company's Annual Report on Form 10-K for filing with the Securities and Exchange Commission.


                              This report is submitted by:

                              Joseph A. Fiorita, Jr. Chairman

                              Walter M. Fiederowicz

                              Willem D. Maris


Audit Fees

     The aggregate fees for professional services rendered by Deloitte & Touche in connection with their audit of our consolidated financial statements for the 2001 fiscal year was approximately $327,000.


Financial Information Systems Design and Implementation Fees

     There were no professional services rendered by Deloitte & Touche in the 2001 fiscal year relating to financial information systems design and implementation.


All Other Fees

     The aggregate fees for all other services rendered by Deloitte & Touche in the 2001 fiscal year was approximately $635,000 and can be sub-categorized as follows:

     Attestation Fees. The aggregate fees for attestation services rendered by Deloitte & Touche for matters such as comfort letters and consents related to SEC and other registration statements, audits of employee benefit plans, agreed-upon procedures, due diligence pertaining to acquisitions and consultation on accounting standards or transactions was approximately $206,000.

     Other Fees. The aggregate fees for all other services, such as consultation related to tax planning and compliance, rendered by Deloitte & Touche in the 2001 fiscal year was approximately $429,000.


                            EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding compensation paid or accrued by the Company for services rendered for each of the three fiscal years during the period ended October 31, 2001 to each of the individuals who served (i) as the Chief Executive Officer, during the 2001 fiscal year, and (ii) the four other most highly compensated executive officers of the Company whose total salary and bonus exceeded $100,000 (such executives are collectively referred to as the "Named Executives").

                          SUMMARY COMPENSATION TABLE

                                                                       Long-Term
                                                                      Compensation
                                                                     -------------
                                              Annual Compensation
                                            ------------------------     Stock           All Other
Name/Principal Position               Year   Salary ($)   Bonus ($)   Options (#)   Compensation ($)(1)
------------------------------------ ------ ------------ ----------- ------------- ---------------------
Constantine S. Macricostas .........  2001    337,000      100,000       68,000           78,400
 Chairman, Chief Executive Officer    2000    167,500      123,500        5,000           80,870
                                      1999    181,836            0            0           78,200

James L. Mac Donald ................  2001    291,000       30,000        3,000           44,027
 President (2)                        2000    258,365       30,000       50,000           43,695

Robert J. Bollo ....................  2001    231,000       65,000       25,000           35,900
 Senior Vice President,               2000    175,027       75,000       75,000            5,695
 and Chief Financial Officer          1999    150,939            0        7,500            3,019

Paul J. Fego (3) ...................  2001    199,000       50,000            0            3,400
 Senior Vice President
 North American Operations

Dan Del Rosario (3) ................  2001    188,000       55,000       10,000            3,400
 Senior Vice President
 Asia Operations


----------
(1) Represents primarily (i) premiums paid on life insurance policies owned by each of the Named Executives, as to which the Company shall be entitled to be repaid unless the respective individual satisfies certain length of service requirements; and (ii) matching contributions made by the Company pursuant to the Company's 401(k) Savings and Profit Sharing Plan. The amount of premiums paid in the 2001 fiscal year were as follows: Mr. Macricostas $75,000; Mr. Mac Donald $40,627; and Mr. Bollo $22,500. The matching 401(k) contributions made during fiscal year 2001 were as follow: Mr. Macricostas, $3,400; Mr. Mac Donald, $3,400; Mr. Bollo, $3,400; Mr. Fego, $3,400 and Mr. Del Rosario, $3,400.

(2) Mr. Mac Donald was elected President of the Company in July 2000. Mr. Mac Donald was the President, Chief Executive Officer and Chairman of Align-Rite International, Inc., prior to the merger of that company with the Company in June 2000. Mr. Mac Donald retired as the President of the Company and Director on December 31, 2001.

(3) Messrs. Fego and Del Rosario were not considered Executive Officers of the Company prior to fiscal year 2001.


Stock Options

     The Company maintains stock option plans which allow for the grant of stock options and restricted stock awards to directors and executive officers of the Company as well as other employees of the Company. The Company's stock option plans do not provide for the issuance of stock appreciation rights ("SAR'S"). The following table sets forth certain information with respect to
(i) options granted to the Named Executives during the 2001 fiscal year, and
(ii) the value of such options at assumed annual rates of stock price appreciation.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                 Potential Realizable
                                                                                                   Value at Assumed
                                                                                                   Annual Rates of
                                                                                                     Stock Price
                                                                                                   Appreciation for
                                                       Individual Grants                           Option Term (3)
                                 -------------------------------------------------------------- ---------------------
                                   Number of
                                   Securities       % of Total
                                   Underlying   Options Granted To    Exercise or
                                    Options        All Employees      Base Price    Expiration         5% / 10%
Name                              Granted (1)     in Fiscal Year     ($/Share)(2)      Date               $
-------------------------------- ------------- -------------------- -------------- ------------ ---------------------
Constantine Macricostas ........     68,000            19.3%            16.125       12/4/10      689,583/1,747,539
James L. Mac Donald ............      3,000             0.8%            16.125       12/4/10          30,420/77,100
Robert J. Bollo ................     25,000             7.1%            16.125       12/4/10        253,500/642,500
Paul J. Fego ...................          0             N/A                N/A           N/A                    N/A
Daniel Del Rosario .............      5,000             2.8%            16.125       12/4/10        101,400/257,000
                                      5,000                             27.340       5/16/11

----------
(1) The option vests over four years in four equal annual installments. The Board of Directors may accelerate the vesting of the option if the Company merges or consolidates with another company, sells substantially all of its assets, or a "Change in Control" involving the Company occurs.


(2)   All options were granted at the fair market value at the date of grant.

(3) Potential gains are net of exercise price, but before taxes associated with exercise. These amounts represent certain assumed rates of appreciation only, in accordance with the Securities and Exchange Commission's rules. Actual gains, if any, on stock option exercises are dependent on the future performance of the common stock, overall market conditions and the option holders' continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved.


     The following table sets forth certain information with respect to options exercised during the 2001 fiscal year by the Named Executives and the value of options held by the Named Executives on October 31, 2001.


                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values




                                                                   Number of Securities      Value of Unexercised
                                         Shares                         Underlying               In-the-Money
                                        Acquired                  Unexercised Options at      Options at Fiscal
                                           on          Value          Fiscal Year End          Year End ($) (2)
                                        Exercise     Realized          Exerciseable/            Exerciseable/
Name                                       (#)        ($)(1)          Unexerciseable            Unexerciseable
------------------------------------   ----------   ----------   ------------------------   ---------------------
Constantine S. Macricostas .........        -0-          -0-          122,000/56,000          1,435,009/470,826
James L. Mac Donald ................        -0-          -0-          218,436/37,500           4,233,126/19,564
Robert J. Bollo ....................        -0-          -0-           95,625/76,875          1,067,699/242,803
Paul J. Fego .......................      6,250       97,125            30,875/9,375             244,568/46,125
Daniel Del Rosario .................        -0-          -0-           30,250/15,875             249,524/55,746

----------
(1) Represents the difference between the closing price of the common stock on the date of exercise and the exercise price, multiplied by the number of shares acquired on exercise.

(2) Based upon the fair market value share price of $24.82 at fiscal year end, less the share price to be paid upon exercise.

Certain Agreements

     Mr. Mac Donald retired as the President and a Director of the Company on December 31, 2001. In accordance with the employment agreement Mr. Mac Donald had with Align-Rite Corporation and his current severance agreement with the Company, he has agreed to make himself available as a consultant for a period of two (2) years following his retirement as an officer of the Company at an annual retainer of $300,000 per year. Mr. Mac Donald is entitled to receive medical benefits on the same terms as active employees, and exercise his vested options during the two (2) year period following his retirement. Among other things, Mr. Mac Donald has also agreed that during the term of the consulting arrangement he will not be employed by or otherwise engage in any activity that competes with the Company's business.

     Mr. Bollo's three year employment agreement provides that he is entitled to a base salary of $225,000, a guaranteed bonus of $65,000 for fiscal 2001, and other benefits comparable to those received by the other Named Executives. If he is terminated by the Company, other than for "Cause", he shall be entitled to a payment equal to Mr. Bollo's current base salary and to be paid out over a period of twelve months. The Agreement also provides for severance payments in the event of his involuntary termination of employment following a "change of control" of the Company. Mr. Bollo has agreed not to engage in any activity that competes with the Company's business during the term of the agreement and for one year thereafter.

     Mr. Macricostas' employment agreement provides that if he is terminated under certain conditions, he will be entitled to continued salary and benefits for one year. In addition, the agreement provides for him to serve as a consultant to the Company upon his retirement for a period of three (3) years for a consulting fee of $175,000 per year.


                            DIRECTORS' COMPENSATION

     Directors who are not employees of the Company receive a fee of $2,500 for each director's meeting attended and are granted a restricted stock award of 3,000 shares per year. The restrictions on these awards lapse quarterly over the one-year service period. From time to time, non-employee directors may also be granted stock options. The Chairman of the Audit Committee receives a monthly fee of $3,000.

     Mr. Yomazzo retired as an employee of the Company on January 31, 2001. In accordance with his consulting agreement, Mr. Yomazzo has agreed to make himself available to provide consulting services to the Company of up to ten hours per month for a period of three (3) years from his date of retirement, at an annual retainer of $125,000. Mr. Yomazzo is eligible to receive medical benefits, on the same terms as active employees of the Company. In addition, the Company has agreed to continue to pay premiums for four years on an insurance policy owned by Mr. Yomazzo and the Company has waived its rights to receive a refund of premiums previously paid by the Company under that policy. Mr. Yomazzo has also agreed that during the term of the consulting agreement he will not be employed by or otherwise engage in any activity that competes with the Company's business.


                         COMPENSATION COMMITTEE REPORT
                           ON EXECUTIVE COMPENSATION

Compensation Philosophy

     The Compensation Committee of the Board of Directors (the "Committee") was established in 1992 and is responsible for the establishment of executive compensation and administration of the Company's stock plans.

     The Committee's philosophy is that executive compensation must be competitive with other comparable employers to insure that qualified employees can be attracted and retained and that the Company's compensation practices should provide incentives and rewards for achieving or exceeding goals and for creating a return to the Company's shareholders. The Committee uses three components to achieve these goals: base salary, bonuses and stock-based awards.

     The Committee evaluates and establishes base salary levels in light of economic conditions and comparisons to other similarly situated companies. Bonuses, if any, are dependent upon an evaluation of the Company's performance and achievement of its financial and other goals during the relevant period, and the achievement of specific objectives of each executive officer. Stock options awards, which the Committee believes provide a strong link between executive compensation and shareholder return, are used to provide long-term incentives based on shareholder return.

     In establishing compensation levels for the executive officers of the Company, including the Named Executives, the Committee considers compensation at companies in the electronics industries with similar levels of sales and capital. The companies considered were not necessarily the same as those included in the performance chart below due to the difference in the size of the companies considered. The Committee adjusts executive compensation in connection with this review. Generally, the Committee believes that its expectation of performance of the Company and its executive officers should allow executive compensation to fall within the median to 75th percentile of compensation of this comparison group. The Committee believes that its three-part approach provides reasonable compensation to the executives which is aligned with the Company's needs and results and balances both short and long-term goals.

     Section 162(m) of the Internal Revenue Code limits the Company's ability to deduct certain compensation (in excess of $1,000,000 per year per person) paid to the Named Executives unless certain formal requirements are satisfied. The Committee believes, however, that its ability to subjectively evaluate executive officer performance is an important part of its function and its ability to provide incentives. Additionally, compensation paid to the Named Executives has historically not exceeded deductibility limits under Section 162(m). Accordingly, the Committee has not required that all compensation programs comply with Section 162(m), although the Committee considers compliance in establishing individual compensation components.


2001 Executive Compensation

     The Committee considered the factors discussed above in determining executive compensation for the 2001 fiscal year.

     Mr. Macricostas is currently the Chairman of the Board and the Chief Executive Officer of the Company. The Committee used the executive compensation practices described above in determining his 2001 salary. In setting the salary and awarding the grant of stock options, the Committee considered the overall assessment of Mr. Macricostas' leadership in establishing and achieving the Company's short-term business goals and long-term strategic plans. The Committee also considered the salaries paid to other chief executive officers of electronics companies comparable in size to the Company. The 2001 bonus was paid in recognition of Mr. Macricostas's contribution to completing several key acquisitions and developing the strategic initiatives undertaken by the Company in 2001.


                         Respectfully submitted,


                         Walter M. Fiederowicz, Chairman

                         Joseph A. Fiorita, Jr.

                                  PROPOSAL 2
           AMENDMENT OF THE COMPANY'S CERTIFICATES OF INCORPORATION
                  TO INCREASE THE AUTHORIZED NUMBER OF SHARES

     The Company's Certificate of Incorporation currently authorizes the issuance of 75,000,000 shares of Common Stock, $0.01 par value, and 2,000,000 shares of preferred stock, $0.01 par value. On February 6, 2002, the Board of Directors of the Company adopted a resolution approving an amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock from 75,000,000 to 150,000,000 and resolved to submit the proposed amendment to the shareholders at this Annual Meeting.


Purpose and Effect of the Amendment

     The general purpose and effect of the proposed amendment to the Certificate of Incorporation will be to authorize the issuance of up to 75,000,000 additional shares of Common Stock. The Board of Directors believes that it is prudent to have the additional shares of Common Stock available for general corporate purposes, including acquisitions, equity financings, grants of stock options, payment of stock dividends, stock splits or other recapitalizations.

     The Company currently has 75,000,000 authorized shares of Common Stock. As of February 12, 2002 the Company had 30,373,076 shares issued and outstanding and of the remaining 44,626,924 authorized but unissued shares, has reserved
(i) 9,105,798 shares in connection with the possible conversion of outstanding notes pursuant to its 6% Convertible Subordinated Notes due 2004 and its 4 3/4% Convertible Subordinated Notes due 2006; (ii) 3,128,571 shares issuable pursuant to the Company's stock option plans (this number does not include the additional 1,500,000 shares of Common Stock described in Proposal 3); (iii) and 151,546 shares issuable pursuant to the Company's Employee Stock Purchase Plan.

     Except in connection with the reserved shares described above, the Company currently has no arrangements or understanding for the issuance of any additional shares of Common Stock, although opportunities for acquisitions and equity financings could arise at any time. If the Board of Directors deems it to be in the best interest of the Company and the shareholders to issue additional shares of Common Stock in the future, the Board of Directors generally will not seek further authorization by vote of the shareholders, unless such authorization is otherwise required by law or regulations.

     Although not a factor in the Board's decision to adopt the proposed amendment, the increase in the authorized number of shares of Common Stock could have an anti-takeover effect. The Board, however, does not believe that it will have such an effect. If the Company's Board of Directors desired to issue additional shares in the future, such issuance could dilute the voting power of a person seeking control of the Company, thereby deterring or rendering more difficult a merger, tender offer, proxy contest or an extraordinary corporate transaction opposed by the Company. The Board of Directors is not aware of any attempt or contemplated attempt, to acquire control of the Company and this proposal is not being presented with the intent that it be utilized as a type of anti-takeover device.


Vote required and Board of Directors Recommendation

     The affirmative vote of a majority of the Common Stock entitled to vote will be required to approve the amendment to the Certificate of Incorporation increasing the number of authorized shares of Common Stock from 75,000,000 to 150,000,000.

     The Board believes that the proposed amendment to the Company's Certificate of Incorporation is in the best interest of the shareholders and the Company for the reasons stated above.


The Board of Directors recommends a vote "FOR" approval of this proposal.

                                  PROPOSAL 3
       APPROVAL OF THE AMENDMENT TO THE PHOTRONICS, INC. 2000 STOCK PLAN
            TO INCREASE THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE

Background

     For the purpose of aiding the Company and its subsidiaries in attracting, retaining and motivating personnel and encouraging stock ownership by employees, the Company has had some form of stock option plan for employees since 1986.

     The Photronics, Inc. 2000 Stock Plan ("Plan") was approved by the shareholders of the Company at the Annual Meeting held on April 4, 2000. This Proposal No. 3, if approved by the shareholders, would increase the number of shares of Common Stock available for Awards under the Plan. There are currently 1,000,000 shares of our Common Stock authorized for issuance under the Plan. Of that number, 979,950 shares have already been granted, leaving only 20,050 shares available for future grant under the Plan. In addition, there are currently only 13,713 shares available for grant under the Company's other employee stock option plans. This amendment would increase the number of shares of Common Stock authorized for issuance under the Plan from 1,000,000 to 2,500,000 shares. The Board approved this amendment at a regular meeting held on February 6, 2002 subject to the approval of the shareholders.

     The Board believes the Plan should be amended to increase the number of shares authorized for issuance in order to enable the Company to provide stock based Awards to employees and non-employee Directors who have been responsible for the Company's financial success and who will help meet the Company's goals in the future. Approval of this proposal requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or by proxy at the Annual Meeting.


The Board of Director's recommends a vote "FOR" approval of this proposal.

     The following is a summary of the material features of the Plan, as amended. The Plan is qualified in its entirety by reference to the text of the Plan, a copy of which was attached to the Company's 2000 Proxy Statement and may be obtained from the Company.


Administration

     The Plan is administered by the Board of Directors or a committee of the Board (currently the Compensation Committee) composed of two or more directors (references to the Board also refers to such a committee, unless otherwise stated). The Board has the authority to determine, subject to the provisions of the Plan, to which employees or directors Awards are granted, the time at which Awards are granted, the number of shares subject to Awards granted, the option exercise price per share, the period over which the Awards vest, whether options are to be ISOs or NQOs (as defined below), the period during which each option may be exercised, and the conditions that are applicable to any restricted stock award or option, including whether any option or restricted stock Award shall be subject to performance objectives. The Board may make all other determinations related to Awards under the Plan. The Board may also accelerate the vesting date of any Awards and, with the consent of the holder, cancel, modify or amend any Award; provided that the Plan prohibits a reduction of option exercise prices except in connection with adjustments related to stock splits and other changes in the capitalization of the Company.


Plan Participation

     Under the Plan, grants of stock options and restricted stock awards may be made to employee and outside directors of the Company, or approximately 1,726 individuals. As of the date of this proxy statement, Awards have been made to approximately 400 employees and directors of the Company covering a total of 979,950 shares of the Company's Common Stock.

Stock Options

     Options may be granted that are intended to qualify as incentive stock options ("ISOs") under Section 422 of the Internal Revenue Code (the "Code"). Options that are not intended to qualify as ISOs (referred to as "non-qualified options" or "NQOs") may also be granted. Currently, in order to qualify as an ISO under Code Section 422, an option must, among other things (i) be granted only to an employee, (ii) be granted at an exercise price that is no less than 100% of the fair market value of the Common Stock on the date of grant (an exercise price of at least 110% of fair market value is currently required for an employee who owns stock or currently exercisable options exceeding 10% of the voting power of the Company's capital stock), and (iii) terminate no later than ten (10) years from the date of grant, or sooner upon termination of employment with the Company. The exercise price per share of each option may be paid, at the election of the optionee, in cash and/or by delivery of previously acquired Common Stock.


Restricted Stock

     Upon the grant of a restricted stock Award under the Plan, a certificate representing the shares of Common Stock covered by the Award are issued in the name of the recipient of the Award, after execution by the recipient of an Award agreement and any other documents which the Board may require. The shares covered by the Award are subject to the possibility of forfeiture if restrictions and conditions established by the Board at the time the Award is granted are not satisfied, and such shares shall not be transferable by the recipient unless and until they are not longer subject to forfeiture. Such restrictions and conditions may include, among other things, specified measures of the Company's financial performance or the individual recipient's performance or continuation of the recipient's employment, or combinations thereof. Restricted stock Awards will not require the payment of any cash consideration by the recipient to the Company.

     During the period the shares covered by a restricted stock Award are subject to forfeiture, the recipient of the Award has the rights and privileges of a shareholder as to such shares, including the right to vote the shares, but not the right to transfer or otherwise dispose of the shares or to receive dividends or distributions with respect to the shares. All dividends and distributions with respect to shares subject to forfeiture are also subject to the terms of the restricted stock Award. If and when the restrictions and conditions established by the Board have been satisfied, the recipient will receive unrestricted ownership of the shares and any dividends and distributions with respect thereto.

     Upon the grant of a restricted stock Award, the Company incurs a compensation expense for financial reporting purposes with respect to the shares covered by the Award in an amount equal to the fair market value of the share at the date of grant. This expense is reported over the period during which the shares are subject to forfeiture.


Shares Available

     A maximum of two million five hundred thousand 2,500,000 shares of Common Stock may be issued under the Plan; provided, however, that no more than (i) ten percent (10%) of such shares may be available cummulatively for grants of restricted stock, and (ii) fifteen percent (15%) of such shares may be subject to Awards granted to any individual in any calendar year. Such shares may be authorized but unissued shares, shares previously issued and reacquired by the Company, or both. Any shares subject to Awards which, for any reason, expire or are terminated or forfeited, become available again for the grant of Awards under the Plan. On February 12, 2002, the closing price of the Common Stock on the NASD National Market was $32.99 per share. In the event of a stock dividend, share distribution, recapitalization, merger, consolidation, split-up, spin-off, combination or exchange of share or similar action with respect to the Common Stock, the Board makes adjustments to outstanding Awards and shares available for future grant in order to reflect any such event.


Termination of Awards

     To the extent exercisable on the date of termination of employment or service as a director, NQOs are exercisable until thirty (30) days after termination for any reason, except in the case of death, disability or for cause. If the holder's employment (or a director's service) is terminated due to death or disability, a NQO may only be exercised, to the extent exercisable on the date of termination, during the six (6) months after the date of such termination. All options expire immediately if termination of employment or service as a director was for cause. In no event, however, may any option ever be exercised after its term has expired. ISOs will terminate after termination of employment to the same extent as NQOs, but no later than the time periods required under Section 422 of the Code and the regulations promulgated thereunder.

     If the employment or service as a director of a recipient of a restricted stock Award is terminated for any reason, other than due to death, disability or normal retirement, all of the shares which then remain subject to forfeiture are automatically forfeited and transferred to the Company at no cost to the Company. The Board may, if such termination is due to death, disability or normal retirement, deem that the restrictions or conditions on all or any of the shares subject to forfeiture have been met, subject to such further terms and conditions, if any, as the Board may deem appropriate.

     The Plan provides that if a recipient of an Award engages in activities which are in competition with those engaged in by the Company (except with respect to employees residing in California) or other behavior contrary to the interests of the Company within one (1) year of leaving the employ of the Company, the Company may effect a forfeiture of any outstanding options and restricted stock and require such recipient to pay to the Company an amount equal to the difference between the market value of the shares acquired under Awards exercised or vested within one (1) year prior to leaving the employ of the Company after deduction for, in the case of an option, the exercise price of the options.


Transferability

     The Board may permit participants to transfer NQOs to such persons, and upon such terms and conditions as the Board may determine. Otherwise, Awards granted under the Plan are not transferable other than by will or the laws of descent and distribution.


Change in Control

     Upon the occurrence of a change of control of the Company (as defined in the Plan); (i) all options automatically become exercisable, (ii) the restrictions on all shares subject to restricted stock Awards lapse, and unrestricted certificates are issued to restricted stock holders; and (iii) the performance objectives set forth in any performance Award are deemed fulfilled.


Amendment and Termination

     The Plan may be amended, suspended or terminated by the Board at any time, without the approval of shareholders or participants, provided that no such action may, without a participant's written consent, adversely affect any previously granted Award. In addition no amendment may be made without shareholder approval to the extent that, under applicable law and regulations, including the Code, such amendment would disqualify option for treatment as ISOs or would disqualify Awards for treatment as "qualified performance-based compensation" within the meaning of Code Section 162 (m). No grants may be made under the Plan after a date which is ten (10) years following the effective date of the Plan (April 4, 2010).


Certain Federal Income Tax Consequences

     The following is a brief summary of the principal U. S. Federal income tax consequences of certain transactions under the Plan, based on current United States Federal income tax laws. This summary is not intended to be exhaustive, does not constitute tax advice and, among other things, does not describe state, local or foreign tax consequences.

     Under the Code, no income is recognized by the recipient of a NQO at the time the option is granted, unless the NQO has a readily ascertainable fair market value. Upon exercise of a NQO, the optionee will recognize ordinary compensation income in an amount equal to the excess, if any, of the fair market value of the shares exercised over the aggregate option exercise price (the "Spread"). The Company will generally be entitled to a deduction equal to the Spread, subject to any limitation on deductability imposed by Section 162(m) of the Code, as discussed below.

     When an optionee disposes of shares acquired by the exercise of a NQO, any gain or loss will generally be treated as a long-term or short-term capital gain, depending upon the holding period of the shares. The holding period for shares acquired pursuant to the exercise of a NQO begins on the date of exercise. An optionee's tax basis in shares of Common Stock acquired by exercise of a NQO will be equal to the exercise price plus the amount taxable as ordinary income.

     If an optionee pays the exercise price of an NQO in full or in part with shares of previously acquired Common Stock, such exercise will not affect the tax treatment described above. With respect to such exercise, no gain or loss generally will be recognized to the optionee upon the surrender of the previously acquired shares to the Company. The shares received upon exercise which are equal in number to the previously acquired shares tendered will have the same tax basis as the previously acquired shares surrendered to the Company, and will have a holding period for determining capital gain or loss that includes the holding period of the shares surrendered. The value of the remaining shares received by the optionee will be taxable to the optionee as compensation. The remaining shares will have a tax basis equal to the fair market value recognized by the optionee as compensation income and the holding period will commence on the exercise date. Shares tendered to pay applicable income and payroll taxes arising from such exercise will generate taxable income or loss equal to the difference between the tax basis of such shares and the amount of income and payroll taxes satisfied with such shares. Such income or loss will be treated as long-term or short-term capital gain or loss depending on the holding period of the shares surrendered. Where the shares tendered to pay applicable income and payroll taxes arising from such exercise generate a loss equal to the difference between the tax basis of such shares and the amount on income and payroll taxes satisfied with such shares, such loss may not be currently recognizable if, within a period beginning thirty
(30) days before the exercise date and ending thirty (30) days after that date, the optionee acquires or enters into a contract or option, including a reload option, to acquire additional Common Stock.

     Upon the grant or exercise of an ISO, the optionee will not recognize income, but will recognize income only when he or she subsequently disposes of the shares. However, the amount of the income not recognized is a tax preference item for the purposes of computing the alternate minimum tax.

     If the optionee disposes of the shares acquired no earlier than the later of one year from the date of exercise or two years from the date of grant of the ISO, the amount realized from the sale that exceeds the option exercise price will not be recognized by the optionee as ordinary income; rather, such amount will be taxed as a long-term capital gain. Also, the Company will not be entitled to any deduction.

     If the disposition occurs prior to the later of one year from the date of exercise or two years from the date of grant (a "Disqualifying Disposition"), the optionee will recognize ordinary income equal to the excess, if any, between (a) the fair market value of the shares on the date of exercise of the option (or, if less, the amount realized on the disposition of the shares acquired on exercise); and (b) the option exercise price. The optionee will also recognize a long-term or short-term capital gain (depending on the holding period which begins on the date of exercise) on any further gain measured by the excess, if any, between the amount received upon disposition of the shares and the fair market value of the shares on the date of exercise of the option. An optionee's tax basis in shares of Common Stock acquired by exercise of an ISO will be equal to the exercise price plus the amount taxable as ordinary income. If an optionee makes a Disqualifying Disposition, the Company will be entitled to an income tax deduction equal to the amount recognized by the employee as ordinary income.

     If an optionee pays the exercise price of an ISO in full or in part with previously acquired shares of Common Stock, the exchange will not affect the tax treatment of the exercise. Upon such exchange, no gain or loss generally will be recognized upon the delivery of the previously acquired shares to the Company, and the shares issued in replacement of the shares tendered to pay the exercise price will have the same basis and holding period for capital gain purposes as the previously acquired shares. An optionee, however, would not be able to utilize the holding period for the previously acquired shares for purposes of satisfying the ISO statutory holding period requirements. Additional shares of Common Stock will have a basis of zero and a holding period that commences on the date the Common Stock is issued to the optionee upon exercise of the ISO. If such an exercise is effected using shares of Common Stock previously acquired through the exercise of an ISO, the exchange of the previously acquired shares may be a Disqualifying Disposition of such Common Stock if the holding periods discussed above have not been met.

     If an ISO is exercised at a time when it no longer qualifies as an ISO, the option will be treated as a nonqualified option. Subject to certain exceptions for disability or death, an ISO generally will not be eligible for the Federal income tax treatment described above if it is exercised more than three (3) months following a termination of employment.

     Unless a recipient of a restricted stock Award elects to be taxed at the time of grant with respect to the shares subject to the Award, the recipient will not recognize income until the possibility of forfeiture lapses. When, and as the possibility of forfeiture lapses, the recipient will recognize ordinary income in an amount equal to the fair market value of the shares at that time. A recipient of a restricted stock Award may elect, within thirty (30) days following the date of grant, to recognize ordinary income at the date of the grant with respect to the shares subject to the Award in an amount equal to the fair market value of the shares at the date of grant, determined without regard to the possibility of forfeiture. The Company will be entitled to a deduction at the time ordinary income is recognized by a recipient of a restricted stock Award equal to the amount so recognized. If a recipient of a restricted stock Award elects to be taxed at the date of grant and the shares are subsequently forfeited, the recipient is not entitled to a deduction as a consequence of such forfeiture and the Company must recognize as ordinary income the amount it previously deducted with respect to such Award. Any dividends with respect to shares subject to forfeiture pursuant to a restricted stock Award granted to a recipient who has not elected to be taxed at the date of grant of the Award are treated as additional compensation, taxable as ordinary income to the recipient and deductible by the Company when received by the recipient. If any election has been made to be taxed at the date of grant, the dividends represent ordinary dividend income to the recipient and are not deductible by the Company.

     To the extent that the vesting period of any options or restricted stock Awards are accelerated on account of a proposed dissolution or liquidation of the Company, or a sale of substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another corporation, the value of the options at the time of vesting could be treated as a "parachute payment" subject to an excise tax imposed on the holder. Such consequences would only follow, however, if the total "parachute payments" (including the value of the option) were of sufficient magnitude to give rise to "excess parachute payments" as defined in the Code.

                               PERFORMANCE GRAPH


     The following graph compares the yearly percentage change at October 31(*) of the indicated year in the cumulative total shareholder return on the Company's Common Stock with the cumulative total return on (i) securities traded on the NASDAQ market, and (ii) publicly-traded securities of companies which have indicated that their business falls within Standard Industrial Classification (SIC) Code 367 (Electronic Components and Accessories) (the "Peer Index"). The graph assumes that $100 was invested on October 31, 1996 in the Company's Common Stock, in NASDAQ market index and in the Peer Index, and that all dividends were reinvested. Although the Company believes this graph reflects favorably on the Company, it does not believe that the comparison is necessarily useful in determining the quality of the Company's performance or in establishing executive compensation.


                Comparison of Five-Year Cumulative Total Return
          Among Photronics, Inc., NASDAQ Over-the-Counter Securities
                and Publicly-Traded Companies with SIC Code 367


                               [GRAPHIC OMITTED]






                                     Oct-96     Oct-97     Oct-98     Oct-99     Oct-00     Oct-01
                                    --------   --------   --------   --------   --------   -------
Photronics Inc. .................     $ 92       $145       $148       $142       $153      $184
NASDAQ Stock Mkt Index ..........     $118       $155       $174       $294       $331      $141
SIC Code 367 ....................     $115       $160       $165       $338       $491      $169

The SIC Code 367 Peer Index consists of all publicly traded US companies with SIC Code 3671-3679.


* Commencing in fiscal 1997, the Company's formal fiscal year end is determined in accordance with a 52-week fiscal year. However, for consistency in reporting periods, a nominal year end of October 31st has been used in the presentation.

                              CERTAIN TRANSACTIONS

     The Company leased a building at one of its manufacturing facilities and a contiguous parcel of land from entities controlled by Constantine S. Macricostas, the Chief Executive Officer, and Chairman of the Board of the Company. The rent paid to these entities for the fiscal year ended October 31, 2001 was approximately $84,000.

     Financing for construction of such leased building and the acquisition of certain equipment was provided through the sale of industrial development bonds issued by the Connecticut Development Authority (the "CDA"). As lessee, the Company was obligated to serve as guarantor of certain of the bonds issued by the CDA. As of October 31, 2001 there was outstanding a total of approximately $260,000 in principal amount of industrial development bonds for which the Company is a guarantor.

     Mr. Constantine Macricostas is a founder, majority shareholder and the Chairman of the Board of RagingWire Telecommunications, Inc., a leading supplier of secure data center facilities and managed IT services, located in Sacramento, California. In 2002, the Company entered into a fifty-two month service contract with RagingWire to provide services to all of the Company's worldwide facilities at a cost of approximately $3.2 million per year.

     The Company believes that the terms of the transactions described above with affiliated persons were negotiated at arm's-length and were no less favorable to the Company than the Company could have obtained from non-affiliated parties.


                   INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors has appointed Deloitte & Touche LLP to serve as the independent certified public accountants for the Company for its 2002 fiscal year. Deloitte & Touche LLP has served as the Company's independent certified public accountants since July 1992. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.


                                 OTHER MATTERS

     As of the date of this proxy statement, the Board of Directors knows of no matters which will be presented for consideration at the Annual Meeting other than the proposals set forth in this proxy statement. If any other matters properly come before the Annual Meeting, the persons named in the proxy will act in respect thereof in accordance with their best judgment.


                   BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors and persons who beneficially own more than ten percent of a registered class of the Company's equity securities to file an initial report of beneficial ownership on Form 3 and changes in beneficial ownership on Form 4 or 5 with the Securities and Exchange Commission (the "SEC"). Executive officers, directors and greater than ten percent shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that during the last fiscal year, all filing requirements applicable to its officers, directors and ten percent shareholders were satisfied.

                             SHAREHOLDER PROPOSALS

     Shareholder proposals intended for inclusion in the Company's proxy statement for the 2003 Annual Meeting of Shareholders must be received by the Company no later than October 23, 2002 and must meet certain requirements of applicable laws and regulations in order to be considered for possible inclusion in the proxy statement for that meeting. In addition, for shareholder proposals to be presented at the 2003 annual meeting of shareholders without inclusion in the Company's proxy statement for that year, notice of such proposal must be received by the Company no later than January 6, 2003 to prevent the Company from being able to exercise its discretionary voting authority with respect to that proposal (subject to the rights of the Company and the proponent contained in the federal proxy rules). Proposals may be mailed to Photronics, Inc. to the attention of James A. Eder, Secretary, 1061 East Indiantown Road, Jupiter, Florida 33477.


                   SOLICITATION OF PROXIES AND COSTS THEREOF

     The Company has retained Georgeson Shareholder Communications Inc., a proxy solicitation firm to assist the Company in soliciting proxies at this Annual Meeting for a fee of $8,500 plus reasonable expenses. This proxy solicitation is being made by the Board of Directors of the Company and the cost of such solicitation of proxies will be borne by the Company. In addition, employees of the Company, without extra remuneration, may solicit proxies personally or by telephone or cable. The Company will reimburse brokerage firms, nominees, custodians and fiduciaries for their out-of-pocket expenses for forwarding proxy materials to beneficial owners and seeking instruction with respect thereto.




February 20, 2002

PHOTRONICS, INC.
15 SECOR ROAD
BROOKFIELD, CT 06804


VOTE BY INTERNET - www.proxyvote.com
                   -----------------
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site. You will be prompted to enter your 12-digit Control Number which is located below to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before cut-off date or meeting date. Have your proxy card in hand when you call. You will be prompted to enter your 12-digit Control Number which is located below and then follow the simple instructions the Vote Voice provides you.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Photronics, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.







TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:             PHOTRN             KEEP THIS PORTION FOR YOUR RECORDS
-----------------------------------------------------------------------------------------------------------------------------
                                         THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

_____________________________________________________________________________________________________________________________
PHOTRONICS, INC.
  THIS PROXY IS SOLICITED ON BEHALF OF                                                                                ------
  THE BOARD OF DIRECTORS                                                                                                     |
                                                                                                                             |
  VOTE ON DIRECTORS                                            FOR    WITHHOLD  FOR ALL    TO WITHHOLD AUTHORITY TO VOTE, MARK
                                                               ALL      ALL     EXCEPT     "FOR ALL EXCEPT" AND WRITE THE
                                                                                           NOMINEE'S NUMBER ON THE LINE BELOW.

  1) To elect the following five (5) persons as Directors:

     01) Walter M. Fiederowicz  04) Constantine S. Macricostas  0        0        0        __________________________________
     02) Joseph A. Fiorita, Jr. 05) Willem D. Maris
     03) Michael J. Yomazzo


  Vote On Proposals                                                                                    For   Against   Abstain

  2) To approve an amendment to the Company's Certificate of Incorporation to increase the number of    0       0         0
     authorized shares of Common Stock from 75,000,000 to 150,000,000;

  3) To approve an amendment to the Photronics, Inc. 2000 Stock Plan to increase the authorized number  0       0         0
     of shares of Common Stock available for issuance from 1,000,000 to 2,500,000; and

  4) In their discretion, such other business as may properly come before the meeting or any adjour-
     ments or postponements thereof.

  THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED (OR NOT VOTED)
  ON ITEMS 1, 2 AND 3 AS DIRECTED BY THE SHAREHOLDER, BUT IF NO
  DIRECTION IS INDICATED, WILL BE VOTED FOR EACH ITEM. THE BOARD OF
  DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE ITEMS.

  PLEASE SIGN AS NAME(S) APPEAR HEREON. WHEN SIGNING AS ATTORNEY,
  EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL
  TITLE AS SUCH.

  Please mark, sign, date and return this proxy card using the enclosed envelope.


  -------------------------------------------                  -----------------------------------------

  -------------------------------------------                  -----------------------------------------
  Signature(PLEASE SIGN WITHIN BOX)   DATE                     Signature (Joint Owners)          Date
_____________________________________________________________________________________________________________________________


























--------------------------------------------------------------------------------

________________________________________________________________________________




                                      PROXY

                                PHOTRONICS, INC.

                       2002 ANNUAL MEETING OF SHAREHOLDERS

                                 MARCH 20, 2002

            --------------------------------------------------------

The undersigned hereby appoints Robert J. Bollo, James A. Eder and Constantine
S. Macricostas, or any one or more of them acting in the absence of the others, with full power of substitution, as proxies of the undersigned, and hereby authorizes each or any of them to vote, as designated on the other side, all shares of common stock of Photronics, Inc., which the undersigned is entitled to vote if personally present at the 2002 Annual Meeting of Shareholders of Photronics, Inc. to be held at 12:00 p.m. on March 20, 2002 in the Soho Complex-7th Floor at The Marriott Marquis-Times Square, 1535 Broadway, New York, N.Y., 10036 and at any adjournments or postponements thereof.



                 (PLEASE DATE AND SIGN PROXY CARD ON OTHER SIDE)









________________________________________________________________________________